                  -------------------------------------------------



                               STOCK PURCHASE AGREEMENT

                                        among

                             JACOR COMMUNICATIONS, INC.,

                      JACOR COMMUNICATIONS COMPANY, as Purchaser

                                         and

                    ARCHON COMMUNICATIONS PARTNERS LLC, as Seller

                                         and

                    NEWS AMERICA HOLDINGS, INCORPORATED, as Seller

                                         and

                     THE NEWS CORPORATION LIMITED, as Indemnitor




                              Dated as of April 7, 1997



                  -------------------------------------------------

                               STOCK PURCHASE AGREEMENT


    THIS STOCK PURCHASE AGREEMENT ("AGREEMENT") is entered into as of April 7, 1997 among JACOR COMMUNICATIONS, INC., a Delaware corporation ("JACOR"), and JACOR COMMUNICATIONS COMPANY, a Florida corporation (the "PURCHASER"), on the one hand, and ARCHON COMMUNICATIONS PARTNERS LLC, a California limited liability company ("ACP"), and NEWS AMERICA HOLDINGS, INCORPORATED, a Delaware corporation ("NEWS AMERICA"), a wholly owned subsidiary of News Corporation (as defined below), on the other (ACP and News America being collectively referred to herein as the "SELLING ENTITIES") and THE NEWS CORPORATION LIMITED, a corporation organized under the laws of Australia ("News Corporation"), with reference to the following facts:

    1. All of the issued and outstanding stock of the Purchaser is owned by Jacor. Concurrently herewith, Jacor, the Purchaser and PRN HOLDING ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Purchaser, are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with PREMIERE RADIO NETWORKS, INC., a Delaware corporation ("PREMIERE"). The acquisition of Premiere by Jacor provided for in the Merger Agreement is to be accomplished through a merger (the "MERGER") of a newly organized subsidiary of the Purchaser with and into Premiere, in which Merger, among other things, Premiere will be the surviving corporation but the currently outstanding shares of stock of Premiere will, with certain exceptions, be exchanged for and converted into a combination of cash and shares of the common stock, no par value, of Jacor ("JACOR SHARES").

    2. ACP and News America are each holders of the common stock of Archon Communications Inc., a Delaware corporation ("ARCHON"), and together constitute the holders of all of the outstanding Archon Common Stock. The principal assets of Archon consist of shares of Premiere Stock and Premiere Warrants (each as defined herein).

    3. To facilitate the Merger, Jacor desires to acquire Archon through the purchase of all of the issued and outstanding stock of Archon by the Purchaser on the terms and subject to the conditions set forth in this Agreement, and the Seller desires that such stock be sold on such terms and subject to such conditions.

    THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I.

                                PURCHASE AND SALE

    1.1  AGREEMENT OF PURCHASE AND SALE.

    On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase, and each of the Selling Entities agrees to sell to the Purchaser, all of the shares of Archon Common Stock held by them (the "SHARES"), which Shares shall constitute all of the issued and outstanding shares of Archon Common Stock (as defined in Section 2.4 below).

    1.2  PURCHASE CONSIDERATION; MANNER OF PAYMENT.

    (a) The aggregate purchase consideration that shall be paid by the Purchaser for the Shares (the "PURCHASE CONSIDERATION") shall be payable in a combination of cash and Jacor Shares, the respective aggregate amounts and proportions of which shall be determined in accordance with the following:

                (i) Solely for purposes of calculating the respective amounts of cash and Jacor Shares that shall together comprise the Purchase Consideration hereunder, and not as a statement of the intended aggregate value thereof, a "PRESUMED PREMIERE SHARE AMOUNT" (as defined in SECTION 1.2(b) below) shall first be determined.

               (ii) The Purchase Consideration shall consist of (i) the aggregate amounts of cash and Jacor Shares that would be payable as the "Merger Consideration" (as such term is defined in the Merger Agreement) for the Presumed Premiere Share Amount in the Merger, plus (ii) an amount of cash equal to the amount, if any, of cash and cash equivalents held by Archon as of the Closing Date that exceeds the amount of cash necessary to pay liabilities of Archon as provided in SECTION 4.2(b) below.

              (iii) The respective amounts of cash and Jacor Shares comprising the Purchase Consideration shall be paid and issued as designated in the written notice from the Selling Entities specified in
    Section 1.2(a)(iv).

               (iv) All references to "dollars" herein shall mean U.S. dollars and all amounts that are to be paid in cash shall be paid through wire transfer of federal or other immediately available U.S. dollar funds to such accounts as the Selling Entities shall specify in a notice (the "Notice") to the Purchaser not later than two days prior to the Closing. Certificates for Jacor Shares that are part of the Purchase Consideration will be issued in the names specified, and to the persons specified, by the Selling Entities in the Notice.

    (b)  For purposes of the calculations and determinations provided for in
SECTION 1.2(a) above, "PRESUMED PREMIERE SHARE AMOUNT" shall mean the aggregate number of Premiere Shares (as such term is defined in the Merger Agreement) that equals the sum of the respective amounts calculated as indicated below:

                (i) The aggregate number of shares of Premiere Common Stock and Premiere Class A Common Stock (each as defined in SECTION 2.5(a) below) held of record by Archon as of the Closing Date; and

               (ii) The sum of the amounts determined by multiplying the respective numbers of shares issuable upon exercise of each of the Premiere Warrants (as defined in SECTION 2.5(a) below) held of record by Archon as of the Closing Date by the "Spread Factor" applicable to each such Premiere Warrant, with the "SPREAD FACTOR" of each such Premiere Warrant being determined as the quotient obtained by dividing (A) the difference between the Presumed Premiere Stock Price (as defined below) and the per share exercise price of such Premiere Warrants by (B) the Presumed Premiere Stock Price. For purposes of the preceding sentence, the PRESUMED PREMIERE STOCK PRICE shall be the Jacor Closing Price (as such term is defined in the Merger Agreement) multiplied by the Exchange Ratio (as such term is defined in the Merger Agreement).

    1.3 CLOSING. The respective deliveries of Purchase Consideration and documents, and the taking of all other actions necessary to complete the purchase and sale transaction provided for in this Agreement (the "CLOSING"), shall take place immediately prior to the Merger on the date (referred to herein as the "CLOSING DATE") that is the same date as the Closing Date under the Merger Agreement, and the Closing shall be held at the offices of Mayer, Brown & Platt located at 190 South LaSalle Street, Chicago, Illinois. The Merger shall not take place until and unless the Closing has been completed.


                                     ARTICLE II.

                REPRESENTATIONS AND WARRANTIES OF THE SELLING ENTITIES

    Each of the Selling Entities, for itself alone and not one for the other, hereby represents and warrants to Jacor and the Purchaser as follows:

    2.1  ORGANIZATION AND RELATED MATTERS.

    (a) Each of the Selling Entities and Archon (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to carry on its businesses as now conducted, and (iii) is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except to the extent that the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it.

    For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to Archon, either of the Selling Entities or Jacor, as the case may be, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party and its subsidiaries taken as a whole or a material adverse effect on the ability of such party to perform its obligations hereunder.

    2.2  NON-CONTRAVENTION; BINDING EFFECT.

    (a) The Selling Entities each have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of the Selling Entities and constitutes the valid and legally binding obligation of each of the Selling Entities or Archon, enforceable against such parties in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by general equitable principles, regardless of whether such enforcement is sought at law or in equity.

    (b) Neither the execution and delivery of this Agreement by the Selling Entities, nor the consummation by any of them of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of their respective articles of incorporation, by-laws or other similar governing documents, or (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of any of them pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument, contract or obligation to which any of them is a party or by which any of their properties or assets may be bound; or (iii) subject to receipt of the requisite approvals referred to in Section
2.2(c), violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Selling Entities or Archon, or to any of their respective properties or assets.

    (c) Other than (i) such filings as are required under Federal or state securities or "blue sky" laws and the rules and regulations thereunder, (ii) notices and completion of waiting periods under the Hart-Scott-Rodino Antitrust improvements Act of 1976 (the "HSR Act"), (iii) filings with the Secretary of State of the State of Delaware under the DGCL required to effect the Merger,
(iv) in connection or compliance with the applicable requirements of the Internal Revenue Code of 1986 (the "Code") and state, local and foreign tax laws, and (v) where the failure to give such notice, make such filing, or receive such order, authorization, exemption, consent, or approval would not have a material adverse effect on Archon or Jacor, no notice to, filing with, authorization of, exemption by or consent or approval of any Governmental Authority (as defined in Section 2.3(b)) is necessary for the consummation by Archon or the Selling Entities of the transactions contemplated in this Agreement.

    2.3  COMPLIANCE WITH LAWS.

    (a) Archon has conducted its business in compliance with all laws, regulations, ordinances, permits, reporting and licensing requirements and orders applicable to its business or properties or to any of its employees.

    (b) Except as set forth in Schedule 2.3(b), Archon has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any governmental or regulatory agencies, authorities, corporations, boards, commissions, departments or other governmental instrumentalities (each a "GOVERNMENTAL AUTHORITY"), and has paid all fees and assessments due and payable in connection therewith. Archon has not received any notification from any Governmental Authority asserting that it is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces.

    2.4  CAPITALIZATION.

    (a) Archon is authorized to issue 18,000 shares of Class A non-voting common stock, par value $0.01 per share, and 2,000 shares of Class B voting common stock, par value $0.01 per share (collectively, the "ARCHON COMMON STOCK"). As of the date hereof, no shares of preferred stock of Archon are authorized, issued or outstanding, 10,000 shares of Archon Common Stock, consisting of 9,000 shares of Class A common stock and 1,000 shares of Class B common stock, are issued and outstanding, of which ACP owns, both of record and beneficially, 5,000 shares (consisting of 4,500 shares of Class A common stock and 500 shares of Class B common stock) and News America owns, both of record and beneficially, 5,000 shares (consisting of 4,500 shares of Class A common stock and 500 shares of Class B common stock).

    (b) As of the date hereof, no bonds, debentures, notes or other indebtedness, having the right to vote on any matters on which stockholders of Archon may vote ("VOTING DEBT"), are issued or outstanding and no such securities are authorized for issuance by Archon.

    (c) The Shares to be sold to the Purchaser pursuant to this Agreement constitute, and will as of the Closing Date constitute, all of the issued and outstanding shares of Archon Common Stock as of the date hereof. All of such Shares (i) have been duly and validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights of any person or entity, and (ii) are owned of record and beneficially solely by ACP and News America in the respective amounts set forth in (a) above, with full right on the part of each to transfer sole legal and beneficial ownership thereof to the Purchaser as provided in this Agreement, free and clear of any lien, charge, encumbrance, security interest, restriction or right or claim of any third party. Except for those employee stock options listed and described in Schedule 2.4 hereto, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Archon to issue, transfer from treasury, deliver or sell any additional shares of capital stock or Voting Debt of Archon, and no unissued shares of Archon Common Stock are subject to any preemptive rights of stockholders of Archon or any other party. There are no outstanding contractual obligations of Archon to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interests in Archon.

    2.5  ASSETS, BUSINESS AND LIABILITIES; SUBSIDIARIES.

    (a) Except as disclosed in Schedule 2.5(a) hereto, the business activities of Archon consist, and have since the initial organization of Archon consisted, solely of the ownership of shares of Common Stock, par value $0.01 per share, and Class A Common Stock, par value $0.01 per share (collectively, the "PREMIERE STOCK") and classes of warrants to purchase Premiere Stock (the "PREMIERE WARRANTS") as listed and described in Schedule 2.5(a) hereto, the provision of services to Premiere pursuant to the Securities Purchase Agreement (as defined in Section 7.1(a) hereof), all matters related to the Securities Purchase Agreement and the exercise of Archon rights under the various agreements relating to Premiere. Such Premiere Stock and Premiere Warrants, together with the cash and cash equivalents and certain other nonmaterial assets also listed and described in Schedule 2.5(a) hereto, constitute the sole assets of Archon. Archon is the sole record and beneficial owner of such Premiere Stock and Premiere Warrants, free and clear of any liens, charges, encumbrances, restrictions or claims of any third party.

    (b)  Except as listed and described in Schedule 2.5(a) hereto, which
Schedule includes, among other things, a list and description of all contracts and other agreements to which Archon is a party or to which Archon or any of its assets are subject, after the Closing Archon will have no contractual or other liabilities or obligations of any kind, whether absolute, contingent or otherwise.

    (c) Archon has no subsidiaries or other entities in which it has any investment, other than the investment that Archon has in the Premiere Stock and Premiere Warrants indicated in Schedule 2.5(a) hereto.

    (d) Except for the investment of its cash and the purchase of the Premiere Stock and the Premiere Warrants, Archon has never made any other investment and has never entered into any binding agreement to make any other investment.

    2.6 LITIGATION. Archon is not a party to or the subject of any legal or administrative proceedings of any kind or nature now pending or, to the best knowledge of the Selling Entities, threatened before any court or administrative body. Archon is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

    2.7  TAX MATTERS.

    (a) NO LIENS, ETC. Archon has not incurred any liabilities for Taxes other than in the ordinary course of business. There are no liens on account of any Taxes (other than liens for current Taxes not yet due and payable) upon the properties or assets of Archon. Archon has not granted or been requested to grant any waiver of any statute of limitations applicable to the assessment or collection of any Taxes. For purposes of this Agreement, the term "TAXES" shall include all federal, state, county, local or foreign taxes, charges, levies, imposts or other assessments of any nature whatsoever, including, without limitation, corporate income tax, corporate franchise tax, payroll tax, sales tax, use tax, property tax, excise tax, withholding tax, and environmental tax, together with any interest thereon and any penalties or additions to tax relating thereto imposed by any governmental taxing authority for which Archon may be directly or contingently liable in its own right, as collection agent for Taxes imposed on another person, as a result of any guaranty or election, or as a transferee of the assets of, or as successor to, any Person. For purposes of establishing the Estimated Tax Amount, Archon's liability for Taxes shall be estimated by applying the book-closing method as described in SECTION 4.5(b) or the pro-rata method as described in SECTION 4.5(c), as applicable.

    (b) RETURNS; PAYMENT OF TAXES. Except as set forth in Schedule 2.7(b), Archon has timely filed all federal, state and foreign corporate income and franchise tax returns and all other filings, whether or not of returns, in respect of Taxes as required by all applicable laws for all periods through and including the Closing Date. Copies of all such returns and filings have been provided to the Purchaser. All Taxes shown as due on all such returns and other filings have been paid. Each such return and filing is true and correct.
Archon will not have any additional liability for Taxes with respect to any return or other filing heretofore filed or which was required by law to be filed, other than for amounts included in the Estimated Tax Amount (as defined in Section 4.5(g)). None of the income tax returns or other filings of Archon has ever been audited or investigated by any taxing authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any taxing authority with respect to the taxable years covered by such returns and filings. All Taxes which Archon is required by law to withhold or collect, including, without limitation, payroll taxes and sales and use taxes, have been duly withheld or collected, and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose.

    (c) STATUS OF SELLING ENTITIES. Each Selling Entity represents that it is not a "foreign person" as defined in SECTION 1445(f)(3) of the Internal Revenue Code.

    (d) DEFERRED ITEMS. Archon is not a party to and is not otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

    (e) JOINT VENTURES, ETC. Archon is not a party to, or a partner or member of, any joint venture, partnership, limited liability company, or other arrangement or contract which is treated as a partnership for Federal income tax purposes.

    (f) CONSOLIDATED AND COMBINED RETURNS. Archon has never been included in any consolidated tax return for United states federal income tax purposes. Archon has never been included in any combined report for California or other state corporate franchise or income tax purposes, nor has Archon ever filed a separate return for California or other state corporate franchise or income tax purposes on which it treated itself as or reported that it was a member of a unitary group for purposes of the California or other state corporate franchise or income tax. Archon is not and has never been a party to any tax sharing agreement.

    (g) STATUS OF PROPERTY. None of the assets of Archon constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code and none of its assets is subject to a lease, safe harbor lease or other arrangement as a result of which Archon is not treated as the owner of such asset for federal income tax purposes.

    (h) CERTAIN PAYMENTS. Archon has not made or become obligated to make, and will not as a result of any event connected with this Agreement or the Merger Agreement or any other transaction contemplated herein become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

    (i)  NO SECTION 341(F) CONSENT.  Archon has never filed a consent under
Section 341(f) of the Internal Revenue Code.

    2.8 EMPLOYEE MATTERS. Archon has no more than seven employees. Except for employment or consulting agreements set forth on Schedule 2.8 hereto, neither Archon nor any of its ERISA Affiliates (as defined below) maintains, is a party to, participates in or has any liability or contingent liability with respect to (i) any employee benefit plan (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan. All of the contracts and arrangements set forth on Schedule 2.8 hereto (the "Employee Arrangements") can be terminated at or prior to the Closing without any cost or liability to Archon and its ERISA Affiliates which would survive the Closing and all such will be terminated by Archon as of the Closing. For purposes of this Agreement, the term "ERISA Affiliate" means any person, corporation, trade or business which, together with Archon, would be a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of sections 414(b), (c), (m) or (o) of the Code.

    2.9 BROKER'S AND FINDER'S FEES. None of the Selling Entities or Archon has any liability to any broker, finder, or similar agent, nor have any of them agreed to pay any brokerage fee, finder's fee or commission with respect hereto or to the transactions contemplated hereby that in any such case could result in any obligation or liability of Jacor or the Purchaser.

    2.10 INFORMATION TRUE, COMPLETE AND CORRECT. None of the information supplied by the Selling Entities or Archon in connection with the investigation conducted by Jacor and the Purchaser of the businesses of Archon or to be filed with any Governmental Authority in connection with the purchase and sale of the Shares, or with any HSR filing by Premiere, Archon or the Selling Entities, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. Jacor and the Purchaser have been provided all such information and full access to all such corporate books and records of Archon as they have requested to date.


                                     ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    Jacor and the Purchaser represent and warrant to the Selling Entities as follows:

    3.1 ORGANIZATION AND RELATED MATTERS. Except where the failure to do so would not prevent the consummation of the transactions contemplated under this Agreement, (i) each of Jacor and the Purchaser is duly organized, validly existing and in good standing under the jurisdiction of its incorporation and
(ii) each of Jacor and the Purchaser has all requisite corporate power and authority to carry on its businesses as now conducted.

    3.2 BINDING EFFECT. Each of Jacor and the Purchaser has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by each of Jacor and the Purchaser and constitutes the valid and legally binding obligation of Jacor and the Purchaser, enforceable against each of Jacor and the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, or general equitable principles regardless of whether such enforcement is sought at law or in equity.

    3.3 INVESTMENT REPRESENTATIONS. The Purchaser is purchasing the Shares pursuant to this Agreement solely for investment for its own account and not with a view to any public distribution pursuant to the Securities Act of 1933 (the "SECURITIES ACT") thereof.

    3.4 BROKER'S AND FINDER'S FEES. Neither Jacor nor the Purchaser has engaged any broker, finder or similar agent, nor have any of them agreed to pay or otherwise incurred any liability for any brokerage fee, finder's fee or commission, with respect hereto or to the transactions contemplated hereby that in any such case could result in any obligation or liability of the Selling Entities.

    3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) None of the execution and delivery of this Agreement by Jacor or the Purchaser, nor the consummation by Jacor or the Purchaser of the transactions contemplated herein, nor compliance by Jacor or the Purchaser with any of the provisions hereof, will, except where the events set forth in clauses (i), (ii) or (iii) below would not prevent the consummation of the transactions contemplated in this Agreement, (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws or equivalent organizational documents of Jacor or the Purchaser, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of Jacor or the Purchaser or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which any of them is a party or by which any of them or their respective properties or assets may be subject, and that would, in any such event, have a material adverse effect on Jacor, or (iii) subject to receipt of the requisite approvals referred to in Section 3.5(b), violate any order, writ, injunction, decree, statute, rule, or regulation of any Governmental Authority applicable to Jacor or the Purchaser or any of their respective properties or assets.

    (b) Other than (i) such filings as are required under Federal or state securities or "blue sky" laws and the rules and regulations thereunder, (ii) notices and completion of waiting periods under the HSR Act, (iii) filings with the Secretary of State of the State of Delaware under the DGCL required to effect the Merger, (iv) in connection or compliance with the applicable requirements of the Code and state, local, and foreign tax laws, and (v) where the failure to give such notice, make such filing, or receive such order, authorization, exemption, consent, or approval would not prevent the consummation of the transactions contemplated under this Agreement, no notice to, filing with, authorization of, exemption by or consent or approval of any Governmental Authority is necessary for the consummation by Jacor or the Purchaser of the transactions contemplated under this Agreement.

    3.6 JACOR'S FINANCING. Jacor has or will have sufficient funds available to consummate the transactions contemplated under this Agreement.

    3.7  JACOR REPORTS.   Jacor has filed all forms, reports and documents
required to be filed by it with the Commission since January 1, 1994, (collectively, the "Jacor Reports") pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder. As of their respective dates, the Jacor Reports (i) complied when filed as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not when filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (b) The consolidated balance sheets of Jacor and its subsidiaries as of December 31, 1996 and December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with the notes thereto, included in Jacor's Annual Reports on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Commission (together, with "Jacor Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Jacor and its consolidated subsidiaries as of the dates and for the periods indicated.

    3.8 SUITS. As of the date of this Agreement, there are no actions, suits or proceedings instituted or pending, or to the actual knowledge of Jacor's president ("Jacor's Knowledge"), overtly threatened, against Jacor, the Purchaser or Acquisition Corp., or any of their respective subsidiaries or against any property, asset, interest or right of any of them, or any of their respective subsidiaries, that would have, either individually or in the aggregate, a Material Adverse Effect on Jacor. None of Jacor or Communications is subject to any judgment, order, writ, injunction or decree that would have a Material Adverse Effect on Jacor.

    3.9  COMPLIANCE.  Jacor, the Purchaser and each subsidiary thereof:

    (a) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting it business, the breach or violation of which would have a Material Adverse Effect on Jacor;

    (b) has received no notification or communication from any Governmental Authority (i) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, which noncompliance would have a Material Adverse Effect on Jacor or (ii) threatening to revoke any license, franchise, permit or authorization of any Governmental Authority, which revocation would have a Material Adverse Effect on Jacor.

    3.10 JACOR SHARES. When issued at the Closing, the Jacor Shares comprising part of the Purchase Consideration will be duly issued, fully paid and nonassessable.


                                     ARTICLE IV.

                 COVENANTS OF THE SELLING ENTITIES AND THE PURCHASER

    4.1 MUTUAL COVENANTS OF THE PURCHASER AND THE SELLING ENTITIES. Jacor, the Purchaser and the Selling Entities shall each:

    (a) FILINGS AND APPROVALS. Cooperate with the other in providing necessary information, and in the preparation and filing, as soon as practicable, of (i) all notices, registration statements, applications and other documents necessary to obtain all clearances, consents, approvals, orders, resolutions or forbearances by or from any Governmental Authorities necessary for the completion of the transactions contemplated by this Agreement, including without limitation the filing of an appropriate registration statement with the Securities and Exchange Commission (the "SEC") for registration of the sale of the Jacor Shares that are to be issued pursuant to this Agreement and pursuant to the Merger Agreement and filings with the United States Department of Justice and Federal Trade Commission pursuant to the HSR Act (collectively, the "REGULATORY APPROVALS"), and (ii) all other documents necessary to obtain any other approvals and consents required to complete such transactions. Without limiting the generality of the foregoing, Jacor, the Purchaser and the Selling Entities shall promptly apprise each other of all communications with Governmental Authorities regarding the transactions provided for herein and related applications and proceedings.

    (b) REASONABLE BEST EFFORTS. Use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using their respective reasonable best efforts to bring about the completion of the Merger provided for in the Merger Agreement. Such efforts shall include, without limitation, (i) using reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties and Governmental Authorities and the satisfaction of all conditions necessary for the completion of the transactions contemplated by this Agreement, PROVIDED, HOWEVER, that nothing in this Agreement shall require Jacor or any other party to this Agreement, or require any subsidiary, affiliate or parent of any party to this Agreement, to divest or hold separate any radio or television station or stations or asset or groups of assets or enter into new arrangements or terminate any existing arrangement, or take any other specific action requested by any Governmental Authorities,
(ii) opposing vigorously any litigation seeking to enjoin or otherwise prevent the transactions contemplated by this Agreement, and (iii) using reasonable best efforts in connection with any administrative proceeding or with respect to any directive relating to this Agreement or the transactions contemplated hereby to ensure that the transactions can be completed as soon as possible.

    (c)  FURTHER ASSURANCES; COOPERATION.  If at any time after the Closing
Date any party to this Agreement shall reasonably determine that any further assignment, instrument of transfer or other document or action is necessary, desirable or appropriate to evidence, confirm or complete the transactions provided for in this Agreement, cooperate with such party in executing and delivering any such assignment, instrument of transfer or other document and the taking of such further action as may reasonably be requested of it.

    (d) PUBLICITY. Archon and Jacor shall, subject to their respective legal obligations (including, in the case of Jacor, requirements of the National Association of Securities Dealers and the Commission), consult with each other regarding the text of any press release relating to the transactions contemplated hereby before issuing any such press release and in making any filings with any Governmental Authority or with the National Association of Securities Dealers with respect thereto.

    4.2  AFFIRMATIVE COVENANTS OF ARCHON AND THE SELLING ENTITIES.

    (a) ACCESS; INFORMATION. Archon shall, during normal business hours and upon reasonable prior notice, afford to the Purchaser and its counsel, accountants or any other duly authorized representatives of the Purchaser full access to, and shall permit the Purchaser to, inspect and make copies of all stock records, minute books, books of account, and other records, and furnish to the Purchaser such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as the Purchaser may from time to time reasonably request. The Selling Entities and Archon shall also provide the Purchaser prompt notice of (i) any material changes of which they become aware regarding the business operations or prospects of Archon, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority regarding the same or the purchase and sale of the Shares or (iii) the institution or the threat of material litigation involving Archon. From and after the Closing, all of Archon's books and records shall remain with Archon. The Selling Entities shall be entitled following the Closing to inspect or make copies of such books and records for the period prior to the Closing.

    (b) FINAL LIABILITIES STATEMENT; PAYMENT OR SETTLEMENT. The Selling Entities shall cause Archon to prepare and deliver to the Purchaser, not later than three days prior to the Closing Date hereunder, a final statement of all liabilities of Archon, if any, existing as of the date of delivery thereof, together with estimates of any additional liabilities of Archon that may exist as of the Closing Date (including the Estimated Tax Amount (as defined in
SECTION 4.5(G)), together with a statement of the steps that Archon has taken or will take to pay, settle or otherwise terminate all of such liabilities at or prior to the Closing Date, it being understood and agreed that such payment or provision for such payment shall, in the case of the Estimated Tax Amount, and in the case of any other liability approved by the Purchaser for treatment in such manner, be made through retention in Archon of a sufficient amount of cash to make such payments.

    (c) EMPLOYEE STOCK OPTIONS. The Selling Entities shall use their reasonable best efforts to cause all holders of employee stock options heretofore granted by Archon (the "Employee Stock Options") to release and agree to the cancellation of, or otherwise to terminate, all of such options to the satisfaction of Jacor and the Purchaser on or prior to the Closing Date with no cost or liability to Archon surviving the Closing.

    4.3  NEGATIVE COVENANTS OF THE SELLING ENTITIES.

    (a) ACQUISITION PROPOSALS. The Selling Entities agree that none of them, nor any of their respective officers and directors or affiliates shall, and the Selling Entities shall direct their employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by them) not to, initiate or solicit any inquiries or the making of any proposal or offer with respect to a merger, consolidation business combination or similar transaction involving, or any purchase of any equity securities of, or any substantial assets of, Premiere or Archon (any such proposal or offer being referred to as an "ACQUISITION PROPOSAL"), or engage in any negotiations concerning, or provide any confidential information or data to, or initiate or have any discussions with, any person relating to an Acquisition Proposal. The Selling Entities shall promptly cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Selling Entities shall immediately notify the Purchaser of any offer or inquiry of the foregoing type that they receive from any third party, including a complete description of the proposed terms thereof.

    (b) NONALIENATION. The Selling Entities shall not sell, hypothecate or otherwise transfer, whether with or without consideration, any shares of Archon Common Stock or any other security of Archon held by them, or any interest therein, other than in connection with the sale thereof to the Purchaser as provided in this Agreement.

    (c) COMPLIANCE WITH REPRESENTATIONS AND WARRANTIES. The Selling Entities shall not knowingly take any other action that would result in a violation of any of the Selling Entities' representations and warranties herein, or any covenant made by the Selling Entities herein.

    4.4 ADDITIONAL NEGATIVE COVENANTS RELATING TO ARCHON. From the date hereof through the Closing Date, except with the prior consent of the Purchaser, Archon shall not, and the Selling Entities shall not permit Archon to:

    (a) ORGANIZATIONAL DOCUMENTS. Amend its certificate of incorporation or by-laws.

    (b) DIVIDENDS. Declare or pay any dividend (whether in cash, stock or other property) or make any other distribution in respect of its capital stock, except that cash dividends may be paid in such amount as the Purchaser and the Selling Entities shall agree as being appropriate to reduce the amount of cash and cash equivalents held by Archon to an amount equal to the Estimated Tax Amount, and any other liabilities approved by the Purchaser pursuant to SECTION 4.2(b) above, of Archon in respect of taxable periods (or portions of taxable periods) ending on or prior to the Closing Date.

    (c) SECURITIES. Issue, grant, reissue, sell, adjust, split, combine, reclassify or acquire shares of its capital stock, other equity securities or Voting Debt or rights, options or warrants to acquire any such shares of stock or other equity securities or Voting Debt or stock appreciation rights.

    (d) BORROWINGS. Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity.

    (e) SALE OR TRANSFER OF ASSETS. Sell, transfer, mortgage, encumber or otherwise dispose of any of the Premiere Stock or Premiere Warrants or any other material assets, it being agreed by the Purchaser that none of the office furniture or office equipment of Archon shall be deemed to be material assets.

    (f) INVESTMENTS. Make any material investment, either by purchase of stock or securities, in any corporation or other person or entity.

    (g) AGREEMENTS REGARDING THE ABOVE. Agree to, or make any commitment to, take any of the actions covered by this SECTION 4.4.

    4.5  TAX COVENANTS.

    (a) GENERAL. To the extent Archon's Taxes for all periods included in the "TAX INDEMNIFICATION PERIOD" (as defined in SECTION 7.2(a)) exceed the Estimated Tax Amount, the Selling Entities shall pay or cause to be paid all such Taxes or shall reimburse the Purchaser therefor as provided in SECTIONS 4.5(b) AND 4.5(c) and the Tax Indemnitors (as defined in SECTION 7.2(a)) shall indemnify and hold harmless the Tax Indemnitees (as defined in SECTION 7.2(b)) therefrom as provided in SECTION 7.2.

    (b) SHORT PERIOD RETURNS. Archon shall close its books as of the Closing Date. Not later than 90 days following the Closing, the Selling Entities shall cause Schwartz Kales Accountancy Corp. (at the expense of the Selling Entities) to prepare and deliver to the Purchaser for the Purchaser's review and approval prior to filing (which approval shall not be unreasonably withheld or delayed), Archon's federal and applicable state income and franchise tax returns for its short taxable year ended on the Closing Date. For purposes of determining Archon's taxable income for any short taxable year ended on the Closing Date, Archon shall take into account, in accordance with its applicable methods of accounting, all items of income, gain, deduction, loss or credit accrued on or prior to the Closing Date (as determined based on such closing of its books) and shall not make the election provided in Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) to allocate tax items ratably. To the extent that the amount of such Taxes reflected as a liability on any such short-year return exceeds the amount included therefor in the computation of the Estimated Tax Amount, the Selling Entities shall pay such excess to the applicable governmental authority upon the filing of such return or shall reimburse the Purchaser therefor within fifteen (15) days after payment thereof by the Purchaser or Archon.

    (c) RETURNS FOR OTHER PERIODS. The Purchaser shall prepare and file or cause to be prepared and filed all Tax returns for Archon for periods which begin before the Closing Date and end after the Closing Date. To the extent that the amount of Taxes reflected as a liability on any such return that is attributable to the portion of such taxable period ending on the Closing Date exceeds the amount included therefor in the computation of the Estimated Tax Amount, the Selling Entities shall pay such excess to the applicable governmental authority upon the filing of such return or shall reimburse the Purchaser therefor within fifteen (15) days after payment thereof by the Purchaser or Archon. In the case of any Taxes (other than corporate income or franchise Taxes and other than Taxes based on sales or gross receipts) that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which shall be the number of days in the taxable period before the Closing Date and the denominator of which shall be the number of days in the entire taxable period. The allocation of Taxes based on income, sales or gross receipts shall be determined on the basis of the closing of Archon's books on the Closing Date.


    (d) REFUNDS. The Selling Entities shall be entitled to any refunds of Taxes (including interest thereon) payable with respect to the assets or operations of Archon for any period included in the Tax Indemnification Period, and Archon shall promptly remit to the Selling Entities any refunds of Taxes to which such Selling Entities are so entitled; provided, however, that nothing contained in this Agreement shall be deemed to entitle the Selling Entities to receive payments attributable to the utilization by Archon (or any successor of Archon) of net operating or capital loss carryovers attributable to deductions or losses arising in any period included in the Tax Indemnification Period. For purposes of the preceding sentence, the amount of any Taxes relating to the Tax Indemnification Period shall be determined consistently with the methods provided in SECTIONS 4.5(b) AND 4.5(c). Any refunds of Taxes other than those described in the first sentence of this SECTION 4.5(d) shall constitute refunds to which the Selling Entities are not entitled. Refunds to which the Selling Entities are not entitled shall be retained by Archon.

    (e) POST-CLOSING TAXES. Jacor and the Purchaser shall pay or cause to be paid all Taxes that accrue with respect to the operations or assets of Archon for any taxable period (or portion thereof) after the Tax Indemnification Period, and shall indemnify and hold the Selling Entities harmless therefrom as provided for in SECTION 7.2(g).

    (f) COOPERATION. The Selling Entities and the Purchaser shall cooperate fully in connection with (A) the preparation and filing of any Tax returns or similar filings that include the business and operations of Archon for any period (or portion of a period) included within the Tax Indemnification Period, and (B) any audit examination by any governmental taxing authority of any such returns or other filings. Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials necessary or helpful for the preparation of any such return or filing, the defense of any deficiencies in Taxes asserted by any such authority relating to the operations of Archon during the Tax Indemnification Period, and the pursuit of any refund claims relating to the operations of Archon during the Tax Indemnification Period. Archon shall have the sole authority and responsibility for handling all audits and controversies relating to its liability for Taxes and for contesting or compromising any asserted deficiencies in Taxes and any claims for refund for any taxable period (whether or not included in the Tax Indemnification Period), and none of Archon, the Purchaser, Jacor, their respective Affiliates, or the directors, officers, employees, affiliates, successors or assigns of any of them, shall be liable to the Selling Entities for any decisions made or actions taken relating thereto; provided, however, that the Selling

Entities shall have the rights provided in SECTION 7.2(E).

    (g) ESTIMATED TAX AMOUNT. Not later than 30 days prior to the Closing Date, Archon shall prepare, and shall submit to the Purchaser, an estimate (which shall set forth each applicable category of Tax and the period to which it relates) of all of the unpaid Taxes accrued or expected to be accrued with respect to the operations or assets of Archon for all periods (or portions thereof) ending prior to or on the Closing Date (the "ESTIMATED TAX AMOUNT"). The Estimated Tax Amount shall not be less than (i) $40,000 less (ii) any tax payments with respect to the receipt of Premiere Warrants made by Archon between the date of this Agreement and the Closing.

    (h) TRANSFER TAXES. The Selling Entities shall pay all transfer, documentary, sales, use, stamp, registration and other Taxes incurred in connection with the transactions contemplated by this Agreement, and the Selling Entities shall, at their own expense, file all necessary returns or other filings relating thereto; PROVIDED, that the Purchaser shall pay any stock transfer taxes that may arise from the issuance of Jacor Shares in connection with the transactions provided for herein to the Selling Entities, but not to any transferee thereof.

    4.6 NOTIFICATION. Each party to this Agreement shall notify the other parties hereto promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any covenant or other obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that would result in a change in the circumstances of any party described in the representations and warranties contained herein.

    4.7 CORPORATE NAME CHANGE. Within 60 days following the Closing hereunder, the Purchaser shall cause Archon to take appropriate action to amend its Certificate of Incorporation to change its corporate name to one not using the word "Archon" or any variant thereof, and shall relinquish all right to use such name effective as of the effective date of such amendment.

    4.8 NO OTHER PROMISES BY ARCHON. None of Archon, the Selling Entities, nor any director, officer, employee, agent or representative of any of the foregoing are making any representations, warranties, covenants or agreements relating to Premiere, Archon, the Selling Entities, the transactions contemplated by this Agreement or the Merger Agreement, except only that Archon and the Selling Entities are making the representations, warranties, covenants and agreements expressly contained in this Agreement or the Shareholders' Agreement (as defined in the Merger Agreement).

    4.9 NO OTHER PROMISES BY JACOR. Jacor is not making any representations, warranties, covenants or agreements with Archon, the Selling Entities, or any directors, officers, employees, agents or representatives of any of the foregoing, relating to the transactions contemplated by this Agreement or the Merger Agreement, except for those expressly contained in this Agreement or the Shareholders' Agreement (it being understood that Jacor is making the agreements contained in Section 6.8 of the Merger Agreement for the benefit of, among others, certain persons who are officers, directors or employees of Archon).

    4.10 TERMINATION OF AGREEMENTS. Archon shall use its reasonable best efforts to cause the satisfaction of the condition contained in Section 7.3(h) of the Merger Agreement with respect to agreements to which Archon or any Archon Affiliates are parties and to terminate the Employee Arrangements at no cost to Archon that survives the Closing.


                                      ARTICLE V.

                                CONDITIONS TO CLOSING

    5.1 CONDITIONS TO OBLIGATIONS OF THE SELLING ENTITIES. The obligations of the Selling Entities to complete the transactions provided for in this Agreement are subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

    (a) CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Jacor and the Purchaser contained in this Agreement shall be true and correct (except where the failure to be true and correct would not have a material adverse effect on the reasonably expected benefits to the Selling Entities of the transactions contemplated under this Agreement) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; Jacor and the Purchaser shall have performed and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed or satisfied by them at or prior to the Closing Date; and there shall have been delivered to the Seller on the Closing Date a certificate executed by duly authorized officers of Jacor and the Purchaser certifying compliance with the provisions of this SECTION 5.1(a).

    (b) REGULATORY APPROVALS. All Regulatory Approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained; such approvals shall be in effect and no adverse proceedings shall have been initiated challenging or questioning such approvals by any governmental agency with jurisdiction relating thereto; all applicable waiting periods with respect to such approvals shall have expired, and all conditions and requirements prescribed by law or otherwise imposed in connection with such Regulatory Approvals shall have been satisfied.

    (c) NO INJUNCTION. There shall not be in effect any temporary restraining order or preliminary or permanent injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any material proceedings to issue or obtain any such temporary restraining or preliminary or permanent injunction, order or decree.

    5.2 CONDITIONS TO JACOR AND THE PURCHASER'S OBLIGATIONS. The obligations of Jacor and the Purchaser to complete the transactions provided for in this Agreement are subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

    (a) CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Selling Entities contained in Section 2.4 and in Section 2.5(a) hereof shall be true and correct in all respects and the representations and warranties of the Selling Entities set forth in this Agreement other than those contained in Sections 2.4 and 2.5(a) shall be true and correct except where the failure to be true and correct would not have a material adverse effect on the reasonably expected benefits to Jacor or Communications of the transactions contemplated in this Agreement and the Merger Agreement, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for any such representations and warranties made as of a specified date, which shall be true and correct (subject to the qualifications set forth above) as of such date; the Selling Entities shall have performed and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed and satisfied by them at or prior to the Closing Date; and there shall have been delivered to the Purchaser on the Closing Date certificates executed by duly authorized officers of each of the Selling Entities certifying compliance with all the provisions of this SECTION 5.2(a).

    (b) REGULATORY APPROVALS. All Regulatory Approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained without the imposition of any unusual condition which is so materially burdensome upon the conduct of the business of Jacor or the Purchaser or which would so adversely impact the economic and business benefits of the transactions contemplated hereby to Jacor or the Purchaser as to make it unreasonable, in the reasonable judgment of Jacor or the Purchaser, for the Purchaser to purchase the Shares; such approvals shall be in effect and no adverse proceedings shall have been instituted with respect thereto; all applicable waiting periods with respect to such approvals shall have expired; and all conditions and requirements prescribed by law or otherwise imposed in connection with the Regulatory Approvals shall have been satisfied.

    (c) NO INJUNCTION. There shall not be in effect any temporary restraining order, preliminary or permanent injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any material proceedings to issue or obtain any such temporary restraining order, preliminary or permanent injunction, order or decree. No law, rule or regulation shall have been adopted by any Governmental Authority having jurisdiction over any of the Selling Entities, the Purchaser or any of their respective subsidiaries challenging or seeking to restrain, materially limit or prohibit the completion of the transactions contemplated hereby or the ownership by the Purchaser.

    (d) CONSENTS. The Selling Entities shall have obtained the consent or approval (in addition to the Regulatory Approvals) of any person or entity whose consent or approval is required in order to permit the succession of the Purchaser to ownership of the Shares.

    (e) NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business, properties, assets or operations of Archon since the date of this Agreement, provided that a change of value of the Premiere Shares or Premiere Warrants shall not be considered to be a material adverse change.

    (f) MERGER AGREEMENT. All conditions precedent to the Merger provided for in the Merger Agreement (other than the closing hereunder) shall have been satisfied such that the Merger may be completed immediately following the Closing hereunder.

    (g) STOCK OPTIONS. All Employee Stock Options shall have been cancelled or otherwise terminated to the satisfaction of Jacor and the Purchaser.

    (h) PAYMENT OF LIABILITIES. All final liabilities of Archon shall have been paid or provided for to the satisfaction of Jacor and the Purchaser as contemplated pursuant to SECTION 4.2(B) hereof.

    (i) EMPLOYEE ARRANGEMENTS. All Employee Arrangements shall have been terminated at no cost to or liability of Archon which survives the Closing, except as described in Section 7 of this Agreement.

    (j) OFFICER RESIGNATIONS. Archon shall have received an executed instrument substantially in the form of Exhibit 5.2(j) to this Agreement from all of its officers, directors and employees resigning from their respective offices or positions and releasing Archon from liability in connection with their offices or positions with Archon except as described in Article 7 of this Agreement.


                                     ARTICLE VI.

                                     TERMINATION

    6.1 TERMINATION. This Agreement and the obligations of the parties hereunder may be terminated by mutual written consent of the parties at any time and shall automatically be terminated upon and at the same time as any termination of the Merger Agreement.

    6.2  EFFECT OF TERMINATION.  In the event of a termination under
SECTION 6.1 hereof, this Agreement shall have no further effect, and, except as set forth below, there shall be no liability on the part of any party hereto or any of such party's directors, officers, employees or agents to any other party; PROVIDED that the obligations set forth in SECTION 8.8 shall survive the termination of this Agreement; and PROVIDED, FURTHER, that a termination under SECTION 6.1 shall not relieve any party of any liability for any breach of this Agreement.


                                     ARTICLE VII.

                                   INDEMNIFICATION

    7.1  GENERAL INDEMNITY.

    (a) Except for the representations and warranties in Sections 3.5, 3.6, 3.7, 3.8, 3.9 and 3.10, which shall not survive the Closing, all representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing. Except as provided below, from and after the Closing, News Corporation shall indemnify and hold Archon, Jacor, the Purchaser, and the present and former employees, agents, officers and directors of Jacor and the Purchaser (the "Indemnified Parties") harmless from any and all damages, losses, interest, liabilities, costs and expenses (including attorneys' fees and expenses) (collectively, "Losses") incurred or suffered by any Indemnified Party (i) arising out of, relating to or as a result of any liabilities or obligations of Archon (regardless of whether such liabilities or obligations have been disclosed) resulting from the transactions contemplated under this Agreement or the Merger Agreement or arising out of, relating to or resulting from the conduct of Archon's business prior to the Closing or acts or omissions that occurred prior to the Closing, (ii) that result from, relate to, or arise out of the breach of any representation, warranty, agreement or covenant made or given by either of the Selling Entities or Archon in this Agreement (regardless of whether such representation, warranty, covenant or agreement was made by News America or ACP), or (iii) arising out of, relating to or as a result of payments made or liabilities incurred pursuant to or to cancel Employee Arrangements, to cancel or purchase Employee Stock Options, or to purchase shares acquired through the exercise of Employee Stock Options, in each case after the Closing. The indemnification obligations set forth in this
SECTION 7.1 shall be in addition to, and not to the exclusion of, the indemnification regarding tax matters provided for in SECTION 7.2 hereof (it being understood that claims relating to tax matters shall be governed by
Section 7.2). Notwithstanding anything to the contrary in this Section 7.1, from and after the Closing (i) Jacor shall cause Premiere not to assert any claims against Archon's former employees, agents, officers and directors (the "Archon Affiliates") or Archon arising out of or relating to services performed for Premiere by Archon or the Archon Affiliates under the Securities Purchase Agreement dated January 17, 1995 between Archon and Premiere (the "Securities Purchase Agreement") or otherwise (the "Services"); (ii) if a third party brings a claim against Archon or the Archon Affiliates arising out of or relating to the Services, News Corporation shall be free to assert any defense, affirmative defense, or affirmative claim on behalf of the Selling Entities or Archon (and such claims are hereby assigned to News Corporation by Archon for such purpose only) to assert that Premiere, or any third party, rather than Archon or any Archon Affiliate, is liable under such claim except that News Corporation shall not assert any contractual right of indemnification or contribution from Premiere belonging to Archon or the Archon Affiliates (including without limitation any right of indemnification or contribution under the Securities Purchase Agreement); (iii) the indemnity in this Section 7.1 shall not cover liabilities for which the Consenting Stockholders (as defined in the Merger Agreement) are indemnified under Section 14 of the Shareholders' Agreement; (iv) the indemnity in this Section 7.1 shall not extend to the first $30,000 of Losses incurred by the Indemnified Parties which are in excess of any amount established pursuant to Section 4.2(b) hereof; and (v) the indemnification in this Section 7.1 shall not apply to Jacor, the Purchaser, or the present or former employees, agents, officers, or directors of Jacor and the Purchaser (but, subject to the qualifications set forth above, shall apply to Archon) if the claim relates to the Services. Jacor shall cause the originals of any of Archon's books and records to be available if needed pursuant to any claim under this Article VII.

    (b) If any lawsuit, enforcement action, or other claim is filed or made against an Indemnified Party (a "Third-Party Claim") and is covered by the indemnity set forth in (a) above, written notice thereof (the "Third-Party Claim Notice") shall be given to the Selling Entities as promptly as practicable (and in any event within ten (10) calendar days after the receipt of such Third-Party Claim); provided that failure to give such notice shall not affect the indemnity provided herein unless the Selling Entities can demonstrate that they were materially prejudiced as a consequence of such failure. After the receipt of such Third-Party Claim Notice, the Selling Entities shall be entitled, upon written notice to the Indemnified Parties, if the Selling Entities so elect and at the Selling Entities' sole cost, risk, and expense: (i) to take control of the defense and investigation of such Third-Party Claim, (ii) to employ and engage attorneys of their own choice, subject to the reasonable approval of the Indemnified Parties to handle and defend the same, and (iii) to compromise or settle such Third-Party Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Parties, such consent not to be unreasonably withheld. If the Selling Entities do elect to take control of the defense of a Third-Party Claim, the Indemnified Parties shall fully cooperate in the defense of such Third-Party Claim. If the Selling Entities do not elect to take control of the defense of a Third-Party Claim, the Indemnified Parties may not compromise or settle such Third-Party Claim without the consent of the Selling Entities, such consent not to be unreasonably withheld.

    7.2  TAX INDEMNITY.

    (a) For purposes of this Agreement, the term "TAX INDEMNIFICATION PERIOD" shall mean the period (including all prior taxable years) ending on and including the Closing Date, and the term "TAX INDEMNITOR" shall mean News Corporation.

    (b) The Tax Indemnitor indemnifies the Purchaser, Jacor, their Affiliates, and the directors, employees and successors or assigns of each of them (the "TAX INDEMNITEES") from and against any and all Net Tax Losses (as hereinafter defined). For purposes of this SECTION 7.2, "NET TAX LOSSES" shall mean the excess of (i) Tax Losses (as defined in SECTION 7.2(C)), over (ii) the Estimated Tax Amount.

    (c) "TAX LOSSES" shall mean Taxes (other than: (i) any interest or penalties which result solely from the failure after the Closing Date by Archon or the Purchaser to take any action known by it to be reasonably required to avoid the imposition of such interest or penalty or reasonably requested in writing by the Selling Entities or (ii) Taxes incurred on income recognized by Archon in connection with any transaction entered into by Archon and Premiere during the Tax Indemnification Period, but only to the extent of any tax benefit actually realized by Premiere as a result of Premiere's claiming a deduction corresponding to such income item of Archon.

    (d) Within ten (10) days after receipt by a Tax Indemnitee of a written notice (including a revenue agent's report, "thirty-day letter" or "ninety-day letter," and similar notices issued by a state taxing authority, but not including requests for information or documents issued in the ordinary course of a tax audit ("Tax Notice")) issued by any taxing authority of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in a Tax Loss (an "ASSERTED TAX LIABILITY"), such Tax Indemnitee shall give notice thereof (the "TAX CLAIM NOTICE") to the Selling Entities. The Tax Claim Notice shall contain factual information (to the extent known to the Tax Indemnitee) describing the Asserted Tax Liability in reasonable detail, shall include copies of any notice or other document received from any taxing authority in respect of any such Asserted Tax Liability, and shall, to the extent known to the Tax Indemnitee, indicate the amount of the Tax Loss that has been or may be suffered by the Tax Indemnitee as a result of such Asserted Tax Liability. If the Tax Indemnitee fails to give the Selling Entities notice of an Asserted Tax Liability as required by this SECTION 7.2(D), and such failure prevents the Selling Entities from exercising the rights provided to the Selling Entities pursuant to SECTION 7.2(E), the Tax Indemnitor shall have no obligation to indemnify for any loss arising out of such Asserted Tax Liability. If Archon receives from the Internal Revenue Service or the California Franchise Tax Board any Tax Notice of an Asserted Tax Liability or if Archon grants to the Internal Revenue Service or the California Franchise Tax Board any extension of the applicable statute of limitations on the assessment of corporate income or franchise tax for any taxable year included in the Tax Indemnification Period, Premiere shall use its reasonable best efforts to file a timely protective claim for refund if such action is necessary to preserve Premiere's ability to claim a corresponding deduction ("Corresponding Deduction") relating to any potential audit adjustment increasing the taxable income of Archon based on any transaction entered into between Archon and Premiere during the Tax Indemnification Period. If, under the circumstances described in the preceding sentence, Premiere fails to use its reasonable best efforts to file a timely protective claim for refund, and such failure prevents Premiere from claiming a Corresponding Deduction which, if timely claimed, would have reduced Premiere's liability for Taxes, the obligation of the Tax Indemnitor to indemnify for Net Tax Losses shall be reduced by the amount of the reduction in Premiere's liability for Taxes which would have resulted had Premiere claimed a Corresponding Deduction.

    (e) After the receipt of a Tax Claim Notice, the Selling Entities shall be entitled, upon written notice to the Tax Indemnitees within ten (10) days of the receipt of the Tax Claim Notice, if the Selling Entities so elect and at the Selling Entities sole cost, risk, and expense: (i) to take control of the defense and investigation of the Asserted Tax Liability, (ii) to employ and engage attorneys of their own choice, subject to the reasonable approval of the Tax Indemnitees, to handle and defend the same, and (iii) to compromise or settle such Asserted Tax Liability, which compromise or settlement shall be made only with the written consent of the Tax Indemnitees, such consent not to be unreasonably withheld. If the Selling Entities elect to take control of the defense and investigation of an Asserted Tax Liability, the Tax Indemnitees shall fully cooperate in such defense. If the Selling Entities fail to so notify the Tax Indemnitees, the Tax Indemnitees shall be entitled to contest or compromise such Asserted Tax Liability without the involvement of the Selling Entities; provided, however, that the Tax

Indemnitees shall not compromise such Asserted Tax Liability without the consent of the Selling Entities, such consent not to be unreasonably withheld.

    (f) Upon the expiration of the statute of limitations for the assessment of Federal income tax for all taxable years of Archon included in the Tax Indemnification Period, Archon shall pay to the Selling Entities in proportion to each such Selling Entity's Interest in the Purchase Price, an amount equal to the lesser of the excess, if any, of the Estimated Tax Amount over the cumulative Tax Losses.

    (g) From and after the Closing Date, the Purchaser and Jacor shall reimburse, indemnify and hold harmless the Selling Entities against any damages, losses, deficiencies, liabilities, costs and expenses (including reasonable attorneys' fees) incurred or suffered by any Selling Shareholder that result from, relate to, or arise out of the breach of any warranty, agreement or covenant on the part of the Purchaser for payment of Taxes pursuant to SECTION 4.6(C).

    7.3 INDEMNIFICATION OF ARCHON AFFILIATES. Notwithstanding anything to the contrary in this Agreement, Merger Agreement or any other instrument being executed in connection with the transaction, from and after the Closing, Jacor shall cause Archon to keep in place the provisions in Archon's certificate of incorporation and bylaws in effect as of the date of this Agreement providing for the indemnification of, and advancement of expenses to, the Archon Affiliates (the "Indemnification Provisions"); provided, however, that Jacor may at its option substitute equivalent protections from Jacor. Jacor or Archon shall be entitled to indemnification from News America under Section 7.1 above for any payments made by Archon or Jacor to any Archon Affiliate pursuant to the Indemnification Provisions or a substitute arrangement.

    7.4 OTHER. Nothing contained in this Agreement, or in any instrument referred to herein or to be executed pursuant hereto, including, but not limited to, the employment agreement terminations described in this Agreement shall diminish or modify the rights of Robert Fell and the employees of Archon under
Section 6.8 of the Merger Agreement. The employees of Archon and Robert Fell are intended third party beneficiaries of Section 7.3 and this provision. News Corporation shall not be responsible for payments made by Premiere or Jacor under Section 6.8 of the Merger Agreement. News America shall be responsible for the indemnities of News Corporation hereunder if News Corporation does not honor those indemnities.


                                    ARTICLE VIII.

                                    MISCELLANEOUS

    8.1 NOTICES. Any notice or other communication required or permitted hereunder shall be made in writing and shall be delivered personally or sent by an overnight delivery or courier service, by certified or registered mail (postage prepaid), by telegraph or by facsimile transmission as follows:

    To Jacor or the Purchaser:

Paul F. Solomon
Jacor Communications, Inc.
50 East RiverCenter Boulevard
Twelfth Floor
Covington, Kentucky 41011

Scott J. Davis
Mayer, Brown & Platt
190 South LaSalle Street
Chicago, Illinois  60603



To ACP:

Richard V. Sandler
Maron & Sandler
844 Moraga Drive
Los Angeles, California  90049


With a courtesy copy to:

Kenin Spivak
c/o Stephen Silbert
Christensen, Miller, Fink,
   Jacobs, Glaser, Weil &
   Shapiro, LLP
2121 Avenue of the Stars
18th Floor
Los Angeles, California 90067

Robert Fell
10550 Wilshire Blvd.
Suite 1105
Los Angeles, California  90024

To News America:

Jay Itzkowitz
News America
10201 West Pico Boulevard
Building 88, Room 142
Los Angeles, California 90035

To News Corporation:

Jay Itzkowitz
The News Corporation Limited
10201 West Pico Boulevard
Building 88, Room 142
Los Angeles, California 90035


Such notice or other communication shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if sent by overnight delivery or courier service, the day after sent from within the United states, or if mailed, four days after the date of deposit in the United states mails.

    8.2 GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall, to the extent not governed by federal law, be governed by and construed in accordance with the internal laws of the state of Delaware, without taking into account Delaware statutory provisions or judicial decisions regarding choice of law questions.

    8.3 ENTIRE AGREEMENT. The parties intend that the terms of this Agreement shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement, except as provided below. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement between the parties and supersedes all prior negotiations, undertakings, representations and agreements, if any, of the parties hereto, other than the Merger Agreement and the Shareholders' Agreement (as such term is defined in the Merger Agreement).

    8.4 AMENDMENTS AND WAIVERS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform; PROVIDED, HOWEVER, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

    8.5 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

    8.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

    8.7 INTERPRETATION OF AGREEMENT. The article, section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. The term "PERSON" shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

    8.8 EXPENSES. Each of the parties hereto shall bear its own fees and out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement except that the Selling Entities shall pay the expense (including reasonable attorneys' fees attributable to any HSR filing required to consummate the transactions contemplated hereunder) of any HSR filing required under this Agreement when such expenses are incurred.

    8.9 ATTORNEYS' FEES. If any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement the prevailing parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

    8.10 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that this Agreement may not be assigned by any party without the prior written consent of the other party.

    8.11 NO THIRD PARTY BENEFIT. Each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties to this Agreement, except as otherwise set forth herein.

    8.12 GENDER; NUMBER. Whenever the context of this Agreement requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural.

    8.13 SURVIVAL. The representations, warranties, agreements and covenants of the respective parties set forth in this Agreement shall survive and shall continue in effect following the Closing of the transaction provided for herein.

    8.14 CONSENT TO JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the state of Delaware and of the United states of America located in the state of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such Delaware Courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

    8.15 CORPORATE OPPORTUNITY MATTERS. Jacor and the Purchaser agree that and from and after the Closing hereunder any former Archon employee may pursue any business opportunities that would, prior to the Closing, have been foreclosed to such employee as a result of the corporate opportunity doctrine or similar principles of fiduciary duty, and Jacor and the Purchaser hereby waive the right to assert the benefits of any such principle in such circumstance.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



JACOR                                  THE SELLING ENTITIES

JACOR COMMUNICATIONS, INC.             ARCHON COMMUNICATIONS
                                  PARTNERS LLC


By:/S/ JEROME L. KERSTING         By:    /S/ RICHARD SANDLER
   --------------------------            ------------------------
                                             RICHARD SANDLER

Its:   SENIOR VICE PRESIDENT           Its:  MANAGER
     ------------------------               -----------------------


THE PURCHASER

JACOR COMMUNICATIONS COMPANY      NEWS AMERICA HOLDINGS,
                           INCORPORATED


By:/S/ JEROME L. KERSTING         By:/S/ CHASE CAREY
   ---------------------------       ---------------------------
                                         CHASE CAREY

Its:   SENIOR VICE PRESIDENT      Its:   EXECUTIVE VICE PRESIDENT
    --------------------------        ---------------------------

THE INDEMNITOR

THE NEWS CORPORATION LIMITED

By:
   ---------------------------

Its:
    --------------------------